BRIDGFORD FOODS CORPORATION

EXHIBIT 21.1

SUBSIDIARIES OF REGISTRANT

Name of Subsidiary	State in which Incorporated

Bridgford Marketing Company	California
Bridgford Meat Company	California
Bridgford Food Processing Corporation	California
Bridgford Food Processing of Texas, L.P.**	Texas
A.S.I. Corporation	California
Bridgford Distributing Company of
Delaware (inactive)	Delaware
American Ham Processors, Inc.* (inactive)	Delaware
Bert Packing Company (inactive)	Illinois
Moriarty Meat Company (inactive)	Illinois

*	- No shares have been issued.
**	- Limited Partnership.